Exhibit 10.35

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

AMENDED AND RESTATED

LANDFILL GAS PURCHASE AND SALE

AGREEMENT BETWEEN

WASTE MANAGEMENT OF

TEXAS, INC.

AND

TX LFG ENERGY, LP

October 17, 2016

This Amended and Restated Landfill Gas Purchase and Sale Agreement (“Agreement”) is made on this 17th day of October, 2016 (the “Effective Date”), by and between Waste Management of Texas, Inc., a Texas corporation with principal offices at 100 Genoa Red Bluff, Houston TX 77034 (“Seller”), and TX LFG Energy, LP (“Purchaser”), a Delaware limited partnership with principal offices at 680 Andersen Drive, Pittsburgh, PA 15220.

A. Seller and Reliant Energy Renewables Atascocita, LP entered into a Landfill Gas Purchase and Sale Agreement on October 31, 2001, as amended by that certain First Amendment dated July 30, 2002 and by that certain Letter Agreement dated September 17, 2004 (as amended, the “Original Agreement”) and that certain Master Agreement dated October 31, 2001 2002 as amended by that certain Letter Agreement dated September 17, 2004 (as amended, the “Master Agreement”), concerning the Original Agreement and certain other agreements;

B. Purchaser is the successor in interest to Reliant Energy Renewables Atascocita, LP;

C. Purchaser and Seller wish to amend and restate the Original Agreement in its entirety with reference to the following facts and circumstances;

D. Seller owns and operates the Atascocita Landfill located at 3623 Wilson Road, Humble, TX 77396, Harris County, Texas (“Landfill”);

E. Landfill Gas, consisting primarily of methane and carbon dioxide, is produced as a by- product of the decomposition of refuse within the Landfill;

F. Seller owns and operates facilities to extract Landfill Gas from the Landfill and desires to deliver said Landfill Gas to Purchaser;

G. Seller wishes to sell and Purchaser wishes to purchase that Landfill Gas extracted by Seller from the Landfill during the term hereof in accordance with the terms and conditions hereof;

H. Purchaser owns and operates an electric generating facility with a nameplate generating capacity of 10 MW located on a site on the Landfill property that Purchaser leases from Seller;

I. Purchaser intends to construct, own and operate a Landfill Gas processing facility (“High Btu Facility”) on an expanded site to process Landfill Gas produced by the Landfill in order to increase the heating value of the Landfill Gas, thereby creating Biogas meeting the quality specifications of interstate gas pipelines; and

J. Upon the Commercial Operation Date, the Original Agreement will be terminated and replaced by this Agreement.

THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

“Additional Delivery and Purchase Terms” shall have the meaning set forth in Section 6.1.

“Applicable Laws” means any and all applicable federal, state, county and local laws, statutes, rules, regulations, licenses, ordinances, judgments, orders, decrees, directives, guidelines or policies (to the extent mandatory), permits and other governmental and regulatory approvals, including without limitation, any and all Environmental Laws, or any similar form of decision or determination by, or any interpretation of, any of the foregoing by any Government Entity with jurisdiction over Seller, Seller’s Collection System, Purchaser, Purchaser’s Facilities, the Landfill, or the performance of the work hereunder and the transactions contemplated hereunder.

“Base Price for Engines” shall mean, during the first Contract Year, $[***] per MMBtu for Engine Processable Landfill Gas used in Purchaser’s electric generation Engines, and, during each succeeding Contract Year, [***]% of the Base Price for Engine Processable Landfill Gas during the immediately preceding Contract Year.

“Biogas” means that gas that is produced when Landfill Gas is processed in the High Btu Facility and includes the Environmental Attributes associated with such Landfill Gas, whether or not the Environmental Attributes are sold by Purchaser together with the Landfill Gas or sold in a separate transaction.

“Business Day” shall mean any Monday through Friday except Days during which commercial lenders are not open for business in Houston, Texas, or Days that are not business Days in accordance with the National Electric Reliability Council.

“Collateral Assignee” means one or more lenders or the security agent of such lender(s) to whom either party may have assigned this Agreement as collateral or security for financing.

“Collection Device” means a device used to extract Landfill Gas from either inside the waste or outside of the waste at the Landfill.

“Collection System” means the fixtures, equipment and assets of Seller that are used by Seller as of the Effective Date, or during the term of this Agreement as described in Section 6.1, to extract and collect Landfill Gas from the Landfill and including, without limitation, the wells, pipes, headers and gathering systems, flares, vacuum pipelines, blowers, condensate knockout vessels or systems, and all other fixtures, equipment and assets that are used for the purpose of collecting, delivering or facilitating the collection or delivery of Landfill Gas, as such exists as of the Effective Date or as the same is modified, expanded or replaced during the Purchase and Delivery Term; but excluding in all cases the Purchaser’s Facilities.

“Combined Design Capacity” means the maximum quantity of Landfill Gas that could be consumed in Purchaser’s Facilities when operating at maximum capacity. The Combined Design Capacity is comprised of the capacity of the Engine Plant which is 3,500 standard cubic feet per minute (scfm) and the capacity of the High Btu Facility which will be up to 7,000 scfm.

“Commercial Operation Date” means the date on which Purchaser first injects Biogas into a commercial gas distribution system which shall occur on the Day specified by Purchaser by written notice delivered to Seller at least five (5) Days before such date.

“Confidential Information” shall have the meaning set forth in Section 17.6.

“Contract Year” shall mean every twelve (12) months period which begins at 12:01 a.m. Eastern Standard Time on the first Day of the Purchase and Delivery Term and on every anniversary thereof during the Delivery and Purchase Term.

“Day” shall mean each twenty-four (24) hour period commencing at 12:01 a.m.

“Delivery and Purchase Term” shall have meaning set out in Section 6.1.

“Delivery Point(s)” shall mean collectively the Electric Generation Delivery Point and High Btu Facility Delivery Point.

“Design Capacity” means the design or nameplate Landfill Gas intake processing capacity of the High Btu Facility, as may be expanded from time to time.

“Effective Date” means the date designated in the preamble of this Agreement.

“Electric Generation Delivery Point” shall mean the point of interconnection between Seller’s Collection System and the Engines, as more fully described in Attachment B-l

“Engine Processable Landfill Gas” means Landfill Gas that meets the quality specifications set forth in Attachment C, provided that all Landfill Gas used as fuel for Purchaser’s Engines shall be deemed Engine Processable Landfill Gas without regard to Attachment C.

”Engines” shall mean the electric generating engines comprising part of Purchaser’s Facilities.

“Environmental Attributes” means any and all RINs, renewable energy credits, LCFS credits, green certificates, green tags and other renewable energy or environmental characteristics, claims, credits, benefits, emissions reductions, offsets, allocations, allowances and other attributes, however characterized, denominated, measured or entitled and whether now in existence or in the future created in connection with the processing and sale of Biogas or electricity from Purchaser’s Facilities.

“Environmental Laws” means any and all applicable federal, state, county, municipal and local laws, statutes, rules, regulations, ordinances, codes, restrictions, permitting requirements, licensing requirements, consent decrees, decrees, judgments, permits, licenses, covenants, deed restrictions, and any other governmental requirements or obligations of any kind or nature relating to (i) environmental pollution, contamination or other impairment of any kind or nature, (ii) regulation or protection of health, safety, natural resources, or the environment, or (iii) any hazardous waste or other toxic substances of any nature, whether liquid, solid and/or gaseous, including, without limitation, smoke, vapor, fumes, soot, radiation, acids, alkalis, chemicals, wastes, by-products and recycled materials, as now existing or hereafter in effect. These

Environmental Laws shall including, without limitation, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, as amended by the Solid and Hazardous Waste Amendments of 1984, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, all as amended from time to time, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission, regulations of any state department of natural resources or state environmental protection agency, now or at any time hereafter in effect and all applicable local ordinances, rules, regulations and permitting or licensing requirements.

“Facilities” means Seller’s Collection System and/or Purchaser’s Facilities as applicable.

“Force Majeure” means causes beyond the affected party’s reasonable control and not due to the act, omission, or negligence of the affected party or the affected party’s insolvency or financial condition, including, without limitation and to the extent satisfying the foregoing requirements, delays due to strikes, lockouts, and work stoppages due to labor disputes, acts of God, enactment of or amendments to statutes, laws, or regulations after the date hereof preventing performance hereunder, inability to obtain labor or materials due to governmental restrictions, enemy action, civil commotion, fire, casualty, breakage or accident to machinery, equipment or lines of pipe, power outages, or other similar causes. Force Majeure shall also include failure of the Landfill to produce Landfill Gas if caused by (a) abnormal weather conditions (including without limitation hurricanes, tornadoes, lightning, floods, high-water washouts, and droughts), (b) fires, (c) earthquakes, landslides, or other geological occurrences, or (d) changes in the composition or volume of waste placed in the Landfill as a result of changes in applicable laws, regulations, permits, or authorizations or as a result of changes in waste available for deposit in the Landfill not due to the decisions of Seller or due to other causation outside the reasonable control of Seller. Force Majeure shall exclude (i) changes in market conditions (except as noted above), including such changes affecting the cost of producing or making available Landfill Gas or the cost of generating electricity using Landfill Gas to fuel the Engines or the cost of producing High Btu gas using Landfill Gas to fuel the High Btu Facility, (ii) the failure to comply with Applicable Laws and (iii) the act or failure to act of any third party contractor of the non-performing party except to the extent such act or failure to act results from an event otherwise within the definition of “Force Majeure.”

“Government Entity” means any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau or instrumentality.

“Greenhouse Gas Emissions Credits” shall mean any regulatory or other credits or benefits associated with, or resulting from the reduction of greenhouse gas emissions relating (1) to the operations or ownership of the Landfill, or (2) to the collection, processing, transportation, delivery, management or control of Landfill Gas prior to transfer of title to the Landfill Gas to Purchaser at the Delivery Point, including but not limited to any voluntary or mandated activities of Seller at the Landfill resulting in any carbon credits, greenhouse gas credits or similar credits or certificates or other economic benefits; but expressly excluding any environmental attribute necessary for the creation of a RIN, or similar state or regional program, including the LCFS. Such attributes include, but are not limited to, greenhouse gas reduction benefits of a vehicle using a specific quantity of biogas which is introduced into the commercial gas pipeline system for the purpose of creating a RIN or similar state or regional credit or benefit.

“High Btu Facility” shall mean Purchaser’s Landfill Gas processing facility with the capacity to process a maximum of 7,000 scfm of Landfill Gas.

“High Btu Facility Delivery Point” shall mean the point of interconnection between Seller’s Collection System and the High Btu Facility, as more fully described in Attachment B-2.

“High Btu Option Deadline” shall mean the third anniversary of the Effective Date.

“Higher Heating Value” shall mean, with respect to any hydrocarbon, the amount of heat released when a known volume of such hydrocarbon is burned plus the amount of heat released due to the condensation of water vapor to the liquid state as a result of combustion. For purposes of this Agreement, the Higher Heating Value of methane shall be as defined by the American Gas Association (AGA) Report No. 3.

“Landfill” shall have the meaning set forth in the Recitals.

“Landfill Gas” shall mean that raw, unprocessed gas consisting primarily of methane and carbon dioxide which is produced as a byproduct of the decomposition of refuse within the Landfill.

“LCFS” means the California Low Carbon Fuel Standard as set forth in Title 17, California Code of Regulations §§95480-95490, as may be amended from time to time.

“LCFS Credit” means credits generated and traded under the LCFS or any similar state, federal or international program, with each credit equal to one metric ton of CO2 reductions as compared to baseline CO2 emissions under the LCFS.

“Leased Site” shall mean the real property leased by Purchaser from Seller pursuant to the Site Lease.

“Master Agreement” shall mean the Master Agreement dated as of October 31, 2001 by and among Seller, Reliant Energy Renewables, Inc. and S&J Landfill Limited Partnership, a Texas limited partnership, as amended by that certain Letter Agreement dated September 17, 2004, to which TX LFG Energy, L.P. is successor in interest to Reliant Energy Renewables, Inc.

“Minimum Royalty Payment” shall have the meaning set forth in Section 10.3.

“MMBtu” shall mean, when referring to a quantity of Landfill Gas, one million British thermal units of such Landfill Gas as based upon the Higher Heating Value of such Landfill Gas.

“Off-Take Price” [***].

“Off-Take Purchaser” means one or more purchasers of Biogas.

“Off-Take Revenue” means the Off-Take Price times the volume of Biogas sold to an Off-Take Purchaser in such calendar month.

“Prime Rate” shall mean a fluctuating interest rate per annum in effect from time to time equal to the rate of interest published by The Wall Street Journal in the “Money and Investing” section as the prime rate.

“psia” shall mean pounds per square inch absolute.

“Purchaser’s Condensate” shall mean non-hazardous and non-toxic liquid condensate resulting from the operation of Purchaser’s Facilities.

“Purchaser’s Facilities” shall mean Purchaser’s High BTU Facility and Engines and all facilities and equipment necessary to enable Purchaser to (a) accept delivery of Landfill Gas from Seller at the Delivery Point, (b) treat and process such Landfill Gas or (c) consume Landfill Gas in such facilities, (d) deliver Biogas to a pipeline for transportation to a buyer or deliver electricity generated by the Engines to an electric distribution or transmission system for delivery to a buyer, and (e) combust and destroy Landfill Gas that has partially or completely been processed to create Biogas, including without limitation flares, thermal oxiders(s) and other required equipment, as more fully described in Attachment A-l, and as such facilities may be modified from time to time.

“Purchaser Successor” shall have meaning set out in Section 17.1.

“Purchaser Tax Credits” shall mean any tax credits or other governmental benefits Purchaser is or could be eligible to receive as a result of purchasing Landfill Gas under this Agreement.

“Renewable Energy Credits” shall mean any renewable energy credits under P.U.C. Subst. R. 25.173 enacted by the Public Utility Commission of Texas or any successor statute or other regulatory credits associated with the production of electricity from Landfill Gas.

“Renewable Fuel Standard” or “EPA RFS” means the renewable energy program and policies established by the US Environmental Protection Agency and published on March 26, 2010 (at 75 Fed. Reg. 14670) and became effective on July 1, 2010.

“RIN” means a renewable identification number issued pursuant to the Renewable Fuel Standard as may be amended and as administered by the US Environmental Protection Agency.

“Royalty Payment” means the amount payable to Seller as consideration for Biogas produced and sold from the High Btu Facility, as set out in Attachment D.

“Scheduled Maintenance Outage” shall mean a period lasting for more than forty-eight (48) hours during which a party performs scheduled maintenance and repair upon its Facilities.

“Seller’s Collection System” shall mean all Landfill Gas wells or trenches, lateral piping, blower, and other equipment or facilities required for the extraction of Landfill Gas from the Landfill, and delivery thereof to Purchaser at each of the Electric Generation Delivery Point and High Btu Delivery Point, as more fully described on Attachment A-l hereto.

“Seller Consent Limits” shall have meaning set out in Section 17.1.

“Seller Successor” shall have meaning set out in Section 17.1.

“Seller Tax Credits” shall mean any tax credits or other governmental benefits Seller is or could be eligible to receive as a result of selling Landfill Gas under this Agreement or collecting Landfill Gas from the Landfill.

“Site Lease” shall mean that certain Lease dated October 31, 2001 between Waste Management of Texas, Inc. and Purchaser, as successor in interest to Reliant Energy Renewable, Inc., as amended from time to time.

“Technicians” shall have meaning set out in Section 2.4(c).

ARTICLE II

CERTAIN COVENANTS

2.1 Permits, Authorizations.

a. Seller shall obtain and maintain all permits, authorizations, easements, and rights of way required for the performance of its obligations hereunder, including any permits or permit modifications required for siting Purchaser’s Facilities on a flood plain on the Leased Site.

b. Purchaser shall obtain and maintain all permits, authorizations, easements, and rights of way required for the performance of its obligations hereunder, including the ownership and operation of Purchaser’s Facilities and any federal Title V operating permits for the Leased Site by Purchaser from Seller. Purchaser shall provide Seller with copies of all applications and other communications to regulatory authorities concerning permits for Purchaser’s operations on Seller’s property, for Seller’s review before such applications or communications are provided to the regulatory authorities. Purchaser shall modify any such applications or communications as reasonably requested by Seller. Seller shall have the right to participate in all meetings (including telephone conferences) with regulatory authorities concerning permits for Purchaser’s operations on Seller’s property. Seller and Purchaser shall use reasonable efforts to assist one another in the foregoing including without limitation by coordinating and maintaining proper record keeping for permits and authorizations. Notwithstanding the foregoing, Purchaser shall have no obligation to assist Seller with respect to obtaining or maintaining any environmental permits or authorizations concerning the Landfill except as they relate to Purchaser’s Facilities on the Leased Site, and Seller shall have no obligation to assist Purchaser with respect to obtaining or maintaining any environmental permits or authorizations required in connection with Purchaser’s Facilities or Purchaser’s operations on the Leased Site.

c. Purchaser shall create and maintain all records required by Applicable Law in connection with Purchaser’s operations on Seller’s property. Purchaser shall make all such records available to Seller promptly upon Seller’s request.

2.2 Facilities.

a. [***], Seller shall design, construct, operate, and maintain Seller’s Collection System.

b. [***], Purchaser shall design, construct, operate and maintain Purchaser’s Facilities.

c. Upon five (5) Business Days prior written notice provided to the other party, either party or its designees may at such party’s sole expense inspect the other party’s Facilities during regular business hours to ensure compliance with the terms of this Agreement. The inspecting party or its designees shall use reasonable efforts to avoid interference with the operation of the Facilities being inspected and shall indemnify the owner of such Facilities against damage occurring in connection with any such inspection.

d. Purchaser’s Facilities shall include devices that reduce the non-methane organic compounds contained in the Landfill Gas accepted and processed by Purchaser’s Facilities as necessary to satisfy Seller’s obligations under federal New Source Performance Standards for Municipal Solid Waste Landfills (40 CFR 60, Subpart WWW as may be amended or superseded from time to time), or other law or regulation that regulates non methane organic compounds. Therefore, Purchaser’s Facilities shall be designed, constructed and operated to ensure compliance with Seller’s obligations under the New Source Performance Standards for Municipal Solid Waste Landfills. Purchaser’s Facilities also shall include all devices necessary to combust and destroy Landfill Gas that has been processed, in whole or in part, by Purchaser’s High Btu Facility, including without limitation flares, thermal oxidizer and other required devices or equipment.

e. To the extent permitted by Applicable Laws and by the capacity limits and other requirements of any third party facility or Seller-owned facility where Seller disposes of leachate extracted from the Landfill from time to time during the Delivery and Purchase Term, Seller may, in its sole discretion, elect to dispose of Purchaser’s Condensate. If Seller elects to dispose of Purchaser’s Condensate, Seller shall so notify Purchaser and Purchaser shall deliver Purchaser’s Condensate to a location specified by Seller. [***]. Purchaser’s Condensate that meets the requirements set out above shall be delivered to Seller at a location specified by Seller and [***]. Purchaser shall be solely responsible for disposing of, and shall not deliver to Seller, any of Purchaser’s Condensate that is deemed hazardous or toxic pursuant to any Applicable Laws or that fails to meet the requirements set out above. If Seller has elected to dispose of Purchaser’s Condensate, Seller may, in its sole discretion, notify Purchaser that Seller no longer wishes to dispose of Purchaser’s Condensate, specifying the date after which Seller will no longer dispose of Purchaser’s Condensate. Effective on the day after such date, [***].

2.3 Certain Notices. To the extent that any of the following could reasonably be expected to affect the delivery or acceptance of Landfill Gas hereunder, each party shall provide written notification to the other party within seven (7) Days after notice of (i) any alleged violation of any Applicable Law regarding Purchaser’s Facilities and any alleged violation of any Applicable Law regarding Seller’s Collection System or the Landfill; (ii) any pending or threatened litigation or proceeding regarding Purchaser’s Facilities; (iii) any pending or threatened litigation or proceeding regarding the Collection System or the Landfill or (iv) any other problem or potential problem that could reasonably be expected to affect the delivery or acceptance of Landfill Gas hereunder. Each party shall provide notices of Scheduled Maintenance Outages in accordance with Section 12.1.

2.4 Collection System.

a. Seller’s Operations. Seller’s performance of its obligations pursuant to this Agreement shall at all times be subordinate to Seller’s operation of the Landfill and the Collection System as Seller deems necessary or desirable for any reason, including without limitation compliance with Applicable Laws, company policies, and Seller’s general operating guidelines and requirements. Purchaser’s rights, interests, priorities, and activities in purchasing and utilizing Landfill Gas under this Agreement are subordinate to and shall not interfere with Seller’s operations at the Landfill, including without limitation Seller’s operation of the Collection System. At all times during the Delivery and Purchase Term Seller shall have the right to take any action Seller deems necessary or desirable, in Seller’s sole judgment, in connection with the Landfill or the Collection System, without regard to the effect of such action on the quantity or quality of Landfill Gas extracted from the Landfill for sale to Purchaser. Nothing in this Agreement shall prevent Seller from making (or limit Seller’s ability to make) business and operational decisions regarding the Landfill that may affect Landfill Gas production, methane content, or contaminants in the Landfill Gas, including but not limited to decisions concerning the type of waste received, the amount of waste received, the diversion of waste to other landfills or waste conversion applications, the waste filling and covering sequence, measures taken for the control of surface emissions and odors, the minimization of liquids in the waste, or the recirculation of leachate and/or Landfill Gas condensate.

b. Seller’s Obligation. [***]. Seller shall have the right to operate the Collection System free from any control by Purchaser in such manner as Seller deems advisable in its sole discretion. Seller shall retain sole ownership and operational authority over Seller’s blower(s), which will be the sole source of the vacuum required to operate the Collection System and to deliver Landfill Gas to Purchaser at the Delivery Points at a positive pressure. This Agreement is not intended to obligate Seller to maintain or install equipment with respect to the Collection System.

c. Collection System Technicians. Prior to the Commercial Operation Date and commencing on a date mutually agreed to by the parties, [***]. A copy of the current After Work Protocol for Exempt and Non-Exempt Employees is attached hereto as Exhibit 6. If Purchaser notifies Seller that the performance of one or more of the Technicians does not comply with the performance criteria contained in the aforementioned document, Purchaser’s notice shall include a detailed description of the noncompliance. [***].

d. Repairs and Modifications to Collection System. [***]. Purchaser and Seller shall meet monthly to discuss Collection System matters as they pertain to Landfill Gas quality and consistency being provided to the High Btu Facility. With Seller’s advance permission, Purchaser shall perform periodic noninvasive surveys of the Collection System header system downstream of the wellfield and provide the results of such surveys to Seller. Purchaser shall not alter, adjust or otherwise change or modify any aspect of Seller’s Collection System without Seller’s express written permission.

2.5 Seller’s Flare. Purchaser shall have no obligation with respect to the destruction of any Landfill Gas not utilized in Purchaser’s Facilities. Seller shall have no obligation with respect to the destruction of any Landfill Gas that has been processed by Purchaser’s High Btu Facility. Purchaser shall destroy any Landfill Gas that has been processed by Purchaser’s High Btu Facility and that is not delivered to a third party in compliance with Applicable Law.

2.6 High Btu Facility.

a. Construction and Operation. Purchaser shall be responsible for the design, construction, operation, maintenance and repair of the High Btu Facility to be located on the Leased Site, in accordance with this Agreement and the Site Lease. Prior to the commencement of any construction, Purchaser shall, at its sole cost and expense, engage a qualified engineer to prepare plans and specifications in sufficient detail to show the design, character and appearance of the High Btu Facility and which design shall comply with all Applicable Laws and with all of Seller’s requirements for operations conducted at the Landfill which Seller provides to Purchaser. Purchaser shall provide Seller with copies of all such plans and specifications for Seller’s review and comment. Purchaser shall modify such plans and specifications as reasonably requested by Seller with respect to the location of Purchaser’s Facilities on Seller’s property, with respect to the interconnection between Seller’s Collection System and Purchaser’s Facilities and with respect to other aspects of Purchaser’s Facilities that can reasonably be expected to affect Seller’s operations at the Landfill. Upon the commencement of any construction and until such construction is completed, Purchaser shall report to Seller monthly on the status of the construction of the High Btu Facility. Purchaser shall maintain, repair, operate, improve and preserve Purchaser’s Facilities and the Leased Site at all times in good working order and a neat and clean condition, ordinary wear and tear excepted, in conformity with Applicable Laws, the terms and conditions of the Site Lease, this Agreement and Seller’s reasonable aesthetic requirements. Contractors and other third parties performing work on the Leased Site or elsewhere on Seller’s real property on behalf of Purchaser shall be subject to Seller’s approval and shall comply with all of Seller’s requirements for persons entering the Landfill property, including participating in any training required by Seller and passing any related testing. All contractors and third parties entering the Leased Site or Landfill in connection with Purchaser’s operations shall carry insurance as required by Seller and shall provide Seller with evidence of the required insurance coverage.

b. Installation of Thermal Oxidizer. Purchaser, at its sole cost and expense, shall design, permit and construct a process vent stream thermal oxidizer as part of the High Btu Facility. The thermal oxidizer will be properly sized to effectively combust all waste gas produced by the High Btu Facility in compliance with Applicable Laws and all permits.

2.7 Modifications of Purchaser’s Facilities. Purchaser shall not remove any Engines from the Site or take any action that would alter, modify, violate, terminate or cancel the air permit for the Engines that is in effect on the Effective Date, without Seller’s advance written authorization.

2.8 Operation of Purchaser’s Facilities. Purchaser shall not violate Applicable Laws or create a nuisance in connection with the operation, repair or maintenance of Purchaser’s Facilities, including without limitation with respect to odors or other emissions or noise, and Purchaser shall not disturb owners or tenants of properties near the Landfill. If Seller notifies Purchaser that Seller has received a notice from a governmental entity or a neighbor that alleges that Purchaser has violated the foregoing obligation, Purchaser shall promptly investigate the cause of the allegation and, within forty-eight hours after receipt of Seller’s notice, and notify Seller (a) of the corrective action that Purchaser intends to take, including timing or (b) that Purchaser did not violate the foregoing obligations, including full details of why Purchaser is not responsible for the cause of the allegation. At the earliest practical time, Seller shall provide Purchaser with a copy of the notice setting out any such allegation. Unless Purchaser and Seller agree that Purchaser is not responsible for the cause of the allegation, Purchaser shall promptly commence corrective action, including temporary shutdown of some or all of Purchaser’s Facilities. The corrective action shall be completed within thirty (30) days after Seller’s notice or such shorter time for corrective action set by Applicable Law. If Purchaser fails to complete corrective action within the above-specified time period, Seller shall have no obligation to deliver Landfill Gas to Purchaser until the corrective action is completed.

ARTICLE III

CONDITIONS

PRECEDENT

3.1 Conditions Precedent. The following conditions must be satisfied before the obligations of the parties to sell and purchase Landfill Gas pursuant to this Agreement become effective. Until the satisfaction of all such conditions precedent, the Original Agreement shall remain in full force and effect with respect to the sale and purchase of Landfill Gas, and the sale and purchase of Landfill Gas extracted from the Landfill shall be subject only to the terms and conditions of the Original Agreement

a. Permits. (i) Purchaser shall have obtained all permits necessary for the construction and operation of the High Btu Facility, which permits are listed on Exhibit 2 hereto; and (ii) Seller shall have obtained all permits required to locate the High Btu Facility in the existing flood plain. Each party shall notify the other party when the permits described above have been obtained and shall provide the other party with reasonable documentation of the issuance of each permit. Purchaser shall reimburse Seller for all costs associated with any permit or permit modification required so that the High Btu Facility can be located in a flood plain on the Leased Site.

b. Lease Amendment. Seller and Purchaser shall have entered into an amendment to the Site Lease as necessary or advisable for Purchaser to construct, own and operate the High Btu Facility on the Leased Site pursuant to this Agreement and the Site Lease.

c. Purchaser Parent Guarantee. Purchaser shall have executed and delivered to Seller the Guarantee described in Section 17.9 a form of which is attached hereto as Exhibit 3.

d. Commercial Operation Date. The Commercial Operation Date shall have occurred as memorialized in a notice delivered to Seller by Purchaser before the occurrence of the High Btu Option Deadline.

3.2 Amendment to Original Agreement. Notwithstanding anything to the contrary contained herein, as of the Effective Date, the Original Agreement is amended to delete Section 2.2e thereof which shall be replaced by Section 2.2e above.

ARTICLE IV

DELIVERY AND PURCHASE OBLIGATION

4.1 Delivery and Purchase Obligation.

a. During the Delivery and Purchase Term, Seller shall deliver and sell to Purchaser hereunder at the Delivery Points all Landfill Gas collected from the Landfill by Seller up to the Combined Design Capacity, in excess of [***] standard cubic feet per minute which Seller reserves for its own use. Purchaser acknowledges that the Landfill does not currently produce Landfill Gas in quantities equal to the Combined Design Capacity and that Seller has made no representation or warranty as to the quantities of Landfill Gas that will be available during the term of this Agreement.

b. During the Delivery and Purchase Term, Purchaser shall accept and purchase from Seller [***].

4.2 Excess Gas. Seller shall have no obligation to Purchaser with respect to Landfill Gas that may become available from the Landfill in excess of the Combined Design Capacity of Purchaser Facilities and Seller shall be free to destroy, sell, process, consume or take any other action with respect to any excess Landfill Gas without liability or obligation to Purchaser. The parties agree to meet on at least an annual basis to discuss the status of projected waste volumes and constituents being delivered to the Landfill and Purchaser’s expansion opportunities.

4.3 Suspension of Obligations. Notwithstanding Section 4.1 above, (a) Seller’s obligation to make available and deliver Landfill Gas hereunder shall be suspended to the extent required during events of Force Majeure, and during Scheduled Maintenance Outages described in Section 12.1 and during periods of unscheduled maintenance; and (b) Purchaser’s obligation to accept and purchase Landfill Gas hereunder shall be suspended to the extent required during events of Force Majeure, subject to Section 6.2(c), and during Scheduled Maintenance Outages permitted for Purchaser under Section 12.1.

4.4 Remedies In General. THE PARTIES CONFIRM THAT THE EXPRESS REMEDIES AND MEASURES OF DAMAGES PROVIDED IN THIS AGREEMENT, IF ANY, SATISFY THE ESSENTIAL PURPOSES HEREOF. FOR BREACH OF ANY PROVISIONS FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES PURPORTING TO BE THE SOLE REMEDY IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, THE OBLIGORS LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR’S LIABILITY SHALL BE

LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEULPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, OR OTHERWISE, TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE LIQUIDATED DAMAGES CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. NOTHING IN THIS PARAGRAPH SHALL BE DERIVED TO AFFECT OR LIMIT THE RIGHT OF AN INDEMNIFIED PARTY TO CLAIM INDEMNIFICATION FROM THE INDEMNIFYING PARTY UNDER ARTICLE XIII IN RESPECT OF A THIRD PARTY CLAIM AGAINST THE INDEMNIFIED PARTY FOR PERSONAL INJURY OR PROPERTY DAMAGE RESULTING FROM THE INDEMNIFYING PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE V

DELIVERY POINTS

Landfill Gas purchased and sold hereunder shall be delivered and title to and control and possession of shall pass at the Delivery Points.

ARTICLE VI

TERM AND RIGHT TO TERMINATE

6.1 Term. The term of this Agreement shall begin on the Effective Date and shall continue in effect until the earlier of (x) the expiration of the Delivery and Purchase Term or (y) the termination, for any reason, of this Agreement or of the Site Lease. The “Delivery and Purchase Term” of this Agreement[***]. Purchaser and Seller may extend the Delivery and Purchase Term of this Agreement for up to [***] year periods (the “Additional Delivery and Purchase Terms”), by mutual agreement, provided that an amendment to this Agreement providing for any such Additional Delivery and Purchase Term(s) shall be executed at least ninety (90) Days prior to the end of the initial Delivery and Purchase Term or a subsequent Additional Delivery and Purchase Term, as applicable.

6.2 Seller’s Right to Terminate. Subject to the cure periods set forth in this Section 6.2, Seller may terminate this Agreement by written notice to Purchaser as Seller’s sole remedy, upon the occurrence of any of the following:

[***]

This Agreement shall terminate [***]; provided, further, that this Agreement shall immediately and automatically terminate upon the occurrence of any event described in paragraph 6.2[***] above. Upon termination under this Section 6.2, neither party shall have any further obligation to the other under this Agreement except for payment obligations incurred prior to the termination.

6.3 Purchaser’s Right to Terminate. Subject to the cure periods set forth in this Section 6.3, Purchaser may terminate this Agreement by written notice to Seller as Purchaser’s sole remedy, upon the occurrence of any of the following:

[***]

Except as provided otherwise above, this Agreement shall terminate [***], then Purchaser shall, as Purchaser’s sole remedy, have the right to terminate; provided, further, that this Agreement shall immediately and automatically terminate upon the occurrence of any event described in paragraph 6.3(d) above. Upon termination under this Section 6.3, neither party shall have any further obligation to the other under this Agreement except for payment obligations incurred prior to the termination.

6.4 Termination By Either Party. [***]. In the event of any such termination of this Agreement, the Original Agreement shall remain in full force and effect without modification except as amended by the substitution of Section 2.2e of this Agreement in place of Section 2.2e of the Original Agreement.

6.5 Termination of Original Agreement. Upon the Commercial Operation Date, the Original Agreement shall terminate; provided that such termination shall not affect the parties rights, duties or obligations relating to the performance of the terms and conditions of that agreement through the date of termination, or any rights, duties, or obligations intended to survive the termination of the Original Agreement. The termination of the Original Agreement is not intended to affect the Master Agreement which remains in effect but upon termination of the Original Agreement the Master Agreement will no longer be applicable to the sale and purchase of Landfill Gas from the Landfill.

6.6 Restoration of Condition of Seller’s Real Property and Seller’s Purchase of Purchaser’s Facilities. Upon termination or expiration of this Agreement for any reason, Purchaser shall, at Seller’s election either remove all of Purchaser’s above-ground Facilities from the Leased Site and elsewhere on the Landfill property, cap any pipeline or underground facilities, and restore the surface of the Leased Site and the Landfill where Purchaser’s Facilities were located to substantially their same condition as on the Effective Date or, alternatively, at Seller’s election, transfer ownership to Seller of all or any portion of Purchaser’s Facilities, free and clear of all liens, for consideration mutually agreed to by Seller and Purchaser. If Purchaser fails to remove Purchaser’s Facilities as requested within one hundred-eighty (180) days after termination or expiration of this Agreement, then Seller may remove such facilities and receive reimbursement for all costs associated with such removal and Seller shall be free to retain or dispose of such facilities in Seller’s sole discretion. The obligations set out in this Section 6.6 shall survive termination or expiration of this Agreement for any reason.

ARTICLE VII

GAS QUALITY AND WARRANTY OF TITLE

7.1 Measurement, Sampling, and Analysis of Landfill Gas. Landfill Gas shall be measured, sampled and analyzed as set forth in Article VIII.

7.2 Warranty of Title to Landfill Gas. Seller warrants that Seller will have good title to all Landfill Gas delivered hereunder, free and clear of liens and encumbrances.

7.3 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, THE PARTIES AGREE THAT THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE EXCLUDED FROM THIS TRANSACTION AND DO NOT APPLY TO THE LANDFILL GAS SOLD HEREUNDER.

ARTICLE VIII

UNIT OF VOLUME- MEASUREMENT

8.1 Metering Equipment. At or near the each of the Delivery Points, [***] shall, [***], install, operate, and maintain in accurate working order, metering equipment mutually acceptable to both parties, for the measurement of the quantity and quality of the Landfill Gas delivered hereunder. The heating value and volume of Landfill Gas delivered under this Agreement shall be measured by Seller’s meters except during periods when Seller’s meters are out of service in which event the heating value and volume of such Landfill Gas shall be determined pursuant to Section 8.3 Purchaser and Purchasers’ representatives shall have access to the metering equipment at all reasonable times. [***], Purchaser may maintain its own metering equipment for the purpose of measuring the quality and quantity of the Landfill Gas delivered hereunder or an equipment management system that determines the quantity and quality of the Landfill Gas delivered by Seller.

8.2 Meter Tests. [***] shall keep its metering equipment accurate and in repair, making such periodic tests as [***] deems necessary, but at least one time during each Contract Year. Seller shall give Purchaser reasonable advance notice of any such test so that Purchaser may have its representatives present. Upon determination by Purchaser that there is a discrepancy between Seller’s and Purchaser’s records that denote the quantity and quality of Landfill Gas delivered, Purchaser may perform a special test of Seller’s metering equipment or a test of the Landfill Gas. [***]. If, upon any test, the equipment is found to be inaccurate so that it affects the quantity or quality measurement accuracy by more than two percent (2%), meter readings shall be corrected for a period extending back to the time such inaccuracy first occurred if that time can be ascertained. If that time is not ascertainable, corrections shall be made for one half of the elapsed time since the previous meter calibration.

8.3 Meter Out of Service. If, for any reason, Seller’s metering equipment is out of service or out of repair so that the amount of Landfill Gas delivered cannot be ascertained or corrected pursuant to Section 8.2, provided that Purchaser’s metering equipment is comparable to Seller’s metering equipment and is tested, calibrated, and maintained on the same schedule, Purchaser’s meters, if any, shall be used to determine the quantity and quality of Landfill Gas delivered hereunder, or if Purchaser’s meters are unavailable, Seller and Purchaser shall jointly estimate the quantity and quality of Landfill Gas delivered based on deliveries during earlier periods under similar conditions when the metering equipment was registering properly.

ARTICLE IX

DELIVERY PRESSURE

Seller will deliver Landfill Gas to Purchaser at a positive pressure.

ARTICLE X

PRICE, ROYALTY, BILLING AND PAYMENT

10.1 Base Price for Engines. Purchaser shall pay to Seller the Base Price for Engines as consideration for the purchase of all Landfill Gas used in the Engines.

10.2 High Btu Facility Royalty. Purchaser shall pay Seller a royalty as set forth on Attachment D or the Minimum Royalty set forth below as consideration for the purchase of all Landfill Gas processed by the High Btu Facility and sold as Biogas to an Off-Take Purchaser.

10.3 Minimum Royalty.

a. If the Commercial Operation Date has not occurred by the last day of the [***] following the Effective Date, then on each anniversary of that date until the occurrence of the Commercial Operation Date, Purchaser shall pay Seller [***] (the “Minimum Royalty Payment”), provided that the last of such payments shall be prorated to reflect the passage of less than [***] between the date of the last of any such payments and the occurrence of the Commercial Operation Date.

b. Effective on the Commercial Operation Date and provided Seller has made an annual average of Landfill Gas available to Purchaser’s Facilities during a Contract Year of at least [***] MMBTU per hour except during periods when Seller is not obligated to deliver Landfill Gas hereunder, (Higher Heating Value), Purchaser shall pay Seller amount during each Contract Year equal to [***]. Beginning with the second Minimum Royalty Payment, the Minimum Royalty Payment for each Contract Year shall be increased to an amount equal to [***]% of the Minimum Royalty Payment for the immediately preceding Contract Year. The Minimum Royalty Payment will be subject to a pro-rata adjustment for any partial Contract Year. In addition, no Minimum Royalty Payment will be due to Seller for the portion of a month during which an event of Force Majeure impacting Seller’s ability to deliver Landfill Gas to Purchaser and the Minimum Royalty Payment will be subject to a pro-rata adjustment to reflect the occurrence of any such event of Force Majeure.

10.4 Payment Upon Contract Execution. Upon execution of this Agreement, Purchaser shall pay Seller the sum of $[***].

10.5 Rounding. The amount payable for Landfill Gas purchased hereunder shall be rounded to the nearest one tenth of one cent ($.001).

10.6 Billing and Payment.

a. Gas Purchase Billing for Electric Generation Facility. On or before the tenth (10th) Day of each month, Seller shall send a statement to Purchaser for all payments due under Section 10.1 for Landfill Gas delivered by Seller and accepted by Purchaser during the immediately preceding month. If Seller owes Purchaser amounts hereunder, Purchaser may provide written demand for the amounts due and the reason for the amounts due.

b. Gas Purchase Payments for Electric Generation Facility. Purchaser shall pay to Seller the amount set forth in each statement on or before the thirtieth (30th) Day following Purchaser’s receipt of each statement. If Seller owes Purchaser amounts hereunder, Seller shall pay to Purchaser such amounts on or before the thirtieth (30th) Day following Seller’s invoice or Purchaser’s demand for such amounts due. Purchaser shall have the right to set-off and apply any obligations owed by Seller to Purchaser against the payment obligations of Purchaser to Seller and Seller shall have the right to set-off and apply any obligations owed by Purchaser to Seller against any payment obligations of Seller to Purchaser.

c. High Btu Royalty Billing and Payment. On or before the tenth (10th) Day of each month following the Commercial Operation Date, Purchaser shall send a royalty statement to Seller setting forth a calculation of royalty payments due under Section 10.2 or 10.3 and shall pay Seller the royalty by the thirtieth (30th) of such month. Once the Minimum Royalty Payment is effective, within 30 Days of the end of the Contract Year or pro-rated based on any partial Contract Year, Purchaser shall deliver a statement showing royalty payments made in comparison to the Minimum Royalty Payment and to the extent the royalty payments are less than the Minimum Royalty Payment, Purchaser shall pay Seller the positive difference between the two within 15 Days of the royalty statement delivery. In the event Biogas or the Environmental Attributes associated with the processing and sale of the Biogas from the High Btu Facility in any month is sold at a later time, the revenue from the sale of the Environmental Attributes shall be allocated to the month of Biogas production such attributes relate to as if sold in such month on a first-in first-out basis for royalty calculations.

d. Errors in Billing. If either party hereto shall find at any time within two (2) years after the date of any payment hereunder that there has been an overcharge or undercharge, the party finding the error shall promptly notify the other party in writing. In either case, the party owing as a result of the error shall pay the amount due within thirty (30) Days of the date of the notice of error.

e. Interest. Interest shall accrue on any amount not paid when due at a per annum rate equal to the [***].

ARTICLE XI

TAXES AND CERTAIN CREDITS

11.1 Taxes. [***]. Neither party shall be responsible or liable for any taxes nor other statutory charges levied or assessed against any of the facilities or operations of the other party used for the purpose of carrying out the provisions of this Agreement.

11.2 Tax Credits. With respect to any tax credits which may become available to either Seller or Purchaser in connection with any performance under, pursuant to, or in respect of this Agreement, including as a result of the extraction, treatment, processing, and consumption of Landfill Gas and the generation, transportation, and sale of electric energy produced therefrom, Seller and Purchaser hereby agree as follows:

a. Seller Tax Credits. [***].

b. Purchaser Tax Credits. [***].

c. Conflicting Tax Credits. The parties agree that no tax credits are available to Purchaser or Seller in connection with the transactions contemplated by this Agreement as of the Effective Date. If tax credits that become available to one party would prevent or limit the ability of the other party to benefit from available tax credits, then the parties will share the benefits of such tax credits in the manner that provides the greatest benefits to both parties, and shall document the sharing arrangement in a written agreement.

11.3 Greenhouse Gas Emissions Credits. With respect to any Greenhouse Gas Emissions Credits which may be available to either Seller or Purchaser in connection with any performance under, pursuant to, or in respect of this Agreement, Seller and Purchaser hereby agree that, as between Seller and Purchaser, all Greenhouse Gas Emissions Credits shall be [***].

11.4 Renewable Energy Credits. With respect to any Renewable Energy Credits which may be available to either Seller or Purchaser in connection with any performance under, pursuant to, or in respect of this Agreement, Seller and Purchaser hereby agree that, as between Seller and Purchaser, all Renewable Energy Credits shall be [***].

11.5 RINs; LCFS Credits. With respect to any RINs or LCFS Credits which may be available to either Seller or Purchaser in connection with any performance under, pursuant to, or in respect of this Agreement, Seller and Purchaser hereby agree that, as between Seller and Purchaser, all RINs or LCFS Credits shall be [***].

ARTICLE XII

SCHEDULED MAINTENANCE AND FORCE MAJEURE

12.1 Scheduled Maintenance. Each party shall be entitled to declare a Scheduled Maintenance Outage to conduct scheduled maintenance and repairs on its respective Facilities by providing written notice of the Scheduled Maintenance Outage to the other party at least seven (7) Days in advance of the start of the Scheduled Maintenance Outage. Neither party may have Scheduled Maintenance Outages in excess of [***], except that Purchaser may have additional Scheduled Maintenance Outages for periodic major maintenance of Purchaser’s Facilities or Seller’s Collection System.

12.2 Force Majeure. If either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, it is agreed that upon such party giving notice, including reasonably full particulars of such Force Majeure, in writing to the other party as soon as possible after the occurrence of the event of Force Majeure, then the obligations of the party giving such notice, other than the obligation to make any payment when due hereunder, so far as they are affected by such Force Majeure, shall be suspended during the continuance of any inability to carry out its obligations hereunder, but for no longer period, and such cause shall, as far as possible, be remedied with all reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the foregoing requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

ARTICLE XIII

INDEMNITY

13.1 Seller shall indemnify Purchaser, Purchaser’s affiliates, and their respective partners, directors, managers, officers, employees, agents, representatives, co-ventures and contractors, from and against any and all claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs, and expenses (including, without limitation, costs of defense, settlement, and reasonable attorney’s fees and expenses) arising out of a negligent act or omission by Seller or its employees, agents, or contractors (and excluding any other third party not acting in any such capacity) incurred by third parties related to:

a. The activities, services, or operations of Seller under this Agreement, including without limitation, the construction, operation, and maintenance of Seller’s Facilities and any associated equipment necessary to produce and deliver Landfill Gas at the Delivery Point;

b. Any breach of any representation or warranty of Seller under this Agreement; or

c. (i) The Landfill, (ii) Seller’s Facilities, or (iii) any failure to comply with any Applicable Laws; including, without limitation, any contamination of, injury or damage to, or adverse effect on persons, wildlife, vegetation, waters, air, land, property, or the environment resulting from Seller’s operation of the Landfill or Seller’s Collection System, or any Landfill Gas or any constituent of the Landfill Gas at and before the Delivery Points regardless if used in Purchaser’s Facility.

13.2 Purchaser shall indemnify Seller, Seller’s affiliates, and their respective directors, officers, employees, agents, representatives, co-ventures, contractors, and servants from and against any and all claims, liabilities, suits, proceedings, judgments, orders, fines, penalties, damages, costs, and expenses incurred by third parties (including, without limitation, costs of defense, settlement, and reasonable attorney’s fees and expenses) arising out of (x) a negligent act or omission by Purchaser or its employees, agents, or contractors (and excluding any other third party not acting in any such capacity) related to:

a. The activities, services, or operations of Purchaser under this Agreement, including without limitation, the construction, operation, and maintenance of Purchaser’s Facilities and any associated equipment necessary to accept and use Landfill Gas after the Delivery Points;

b. Any breach of any representation or warranty of Purchaser under this Agreement or any failure to comply with the Applicable Laws; or

c. Any contamination of, injury or damage to, or adverse effect on persons, wildlife, vegetation, waters, air, land, property, or the environment caused by Purchaser or Purchaser’s Facilities after the Effective Date, or any Landfill Gas or any constituent of the Landfill Gas after the Delivery Points regardless if used in Purchaser’s Facility.

13.3 Nothing in this Article XIII shall be construed so as to limit either party from exercising any of its rights or enforcing any of its available remedies under this Agreement arising out of any failure by the other party to observe or comply with any of its obligations under this Agreement or any breach of representation or warranty of such other party under this Agreement.

ARTICLE XIV

RESERVATIONS

14.1 Seller’s Reservations. This Agreement does not apply to, and Seller expressly excludes from this Agreement and reserves unto itself, its successors, and assigns, the following rights:

a. To operate the Landfill and Seller’s Collection System free from any control by Purchaser in such manner as Seller, in its sole discretion deems advisable, including without limitation, the right, but never the obligation, to drill new wells, to rework and repair old wells, to abandon any well, to build, test, modify extend repair, dispose or discontinue the use of any or all facilities owned or installed by Seller; and

b. To enter into any and all contracts with others necessary to Seller’s operations hereunder.

14.2 Purchaser’s Reservations. This Agreement does not apply to, and Purchaser expressly excludes from this Agreement and reserves unto itself, its successors, and assigns, the following rights:

a. To operate Purchaser’s Facilities free from any control by Seller in such manner as Purchaser, in its sole discretion, deems advisable except as provided in this Agreement or the Site Lease; and

b. To enter into any and all contracts with others necessary to Purchaser’s operations hereunder.

ARTICLE XV

WARRANTIES AND REPRESENTATIONS

15.1 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

a. Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with full legal right, power, and authority to enter into and to fully and timely perform its obligations hereunder;

b. Purchaser has duly authorized, executed, and delivered this Agreement, and this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms;

c. To Purchaser’s knowledge, neither the execution nor delivery by Purchaser of this Agreement, nor the performance by Purchaser of its obligations hereunder conflicts with, violates or results in a breach of any constitution, law, or governmental regulation applicable to it, or materially conflicts with, violates, or results in a breach of any term or condition of any order, judgment, decree, or any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, or constitutes a default thereunder;

d. No approval, authorization, order, consent, declaration, registration, or filing with any federal, state, or local governmental authority is required for the valid execution and delivery of this Agreement by Purchaser, except such as have been disclosed to Seller and have been duly obtained or made; and

e. Purchaser has no knowledge of any action, suit, or proceeding, at law or in equity, before or by any court or governmental authority, pending against Purchaser, in which an unfavorable decision, ruling, or finding would materially adversely affect the performance by Purchaser of its obligations hereunder, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

15.2 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

a. Seller is a corporation duly organized and validly existing under the laws of the State of Texas, with full legal right, power, and authority to enter into and to fully and timely perform its obligations hereunder;

b. Seller has duly authorized, executed, and delivered this Agreement and this Agreement constitutes a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms;

c. To Seller’s knowledge, neither the execution nor the delivery by Seller of this Agreement, nor the performance by Seller of its obligations hereunder conflicts with, violates, or results in a breach of any constitution, law, or governmental regulation applicable to it, or materially conflicts with, violates, or results in a breach of any term or condition of any order, judgment, or decree, or any agreement or instrument to which Seller is a party or by which Seller or any of its properties or assets are bound, or constitutes a default thereunder;

d. No approval, authorization, order, consent, declaration, registration, or filing with any federal, state, or local governmental authority is required for the valid execution and delivery by Seller of this Agreement; and

e. Seller has no knowledge of any action, suit, or proceeding, at law or in equity, before or by any court or governmental authority, pending against Seller, in which an unfavorable decision, ruling or finding would materially adversely affect the performance by Seller of its obligations hereunder, or that, in any way, would materially adversely affect the validity or enforceability of this Agreement.

ARTICLE XVI

INSURANCE

16.1 Purchaser’s Insurance. At all times during the Purchase and Delivery Term, to the extent commercially available, Purchaser shall maintain the following insurance coverages with an insurance company reasonably acceptable to Seller:

a. Worker’s compensation insurance, covering liability under applicable worker’s compensation law, at the statutory coverage levels; and

b. Comprehensive general liability and property damage insurance in a combined single limit of not less than $[***] for death or injury to any person(s) or for property damage as a result of any one occurrence which may arise out of or in connection with Purchaser’s construction and operation of all equipment or facilities required for Purchaser’s performance of its obligation hereunder. For purposes of satisfying this requirement, Purchaser’s excess coverage, comprehensive general liability, and property damage insurance limits may be combined.

c. Insurance coverages by Purchaser’s contractors and subcontractors shall be compliant with all requirements for Seller’s contractors and subcontractors in effect at the time of the work. Each of the foregoing policies shall provide for ten (10) Days’ written notice to Seller in advance of any termination or material change in coverage.

16.2 Seller’s Insurance. At all times during the term of this Agreement, to the extent commercially available, Seller shall maintain the following insurance coverages with an insurance company or companies reasonably acceptable to Purchaser:

a. Worker’s compensation insurance, covering liability under applicable worker’s compensation law, at the statutory coverage levels; and

b. Comprehensive general liability and property damage insurance in a combined single limit of not less than $[***] for death or injury to any person(s) or for property damage as a result of any one occurrence which may arise out of or in connection with Seller’s construction and operation of the collection system and other facilities used to extract Landfill Gas from the Landfill and deliver Landfill Gas to Purchaser. For purposes of satisfying this requirement, Seller’s excess coverage, comprehensive general liability, and property damage insurance limits may be combined.

Each of the foregoing policies shall provide for ten (10) Days’ written notice to Purchaser in advance of any termination or material change in coverage.

16.3 Insurance Certificates. Each party hereto shall provide to the other party certificates of insurance upon execution of this Agreement and from time to time thereafter as necessary to evidence that the required insurance coverage is in effect at all times during the Delivery and Purchase Term.

ARTICLE XVII

MISCELLANEOUS

17.1 Assignment

a. The rights and obligations of either party under this Agreement may be assigned and delegated only with the prior written consent of the other party, which shall not be unreasonably withheld, provided that Seller shall not be deemed to have unreasonably withheld consent to any assignment or delegation by Purchaser to any entity that, in Seller’s reasonable judgment: (i) is engaged in the waste disposal, waste handling, or waste recycling business (unless only in the renewable energy business utilizing landfill gas), (ii) has a history of environmental violations, or (iii) does not have the financial or technical capacity to perform under this Agreement (collectively, “Seller Consent Limits”). Purchaser hereby consents to the assignment by Seller to any person that acquires substantially all of the interests of Seller in the Landfill or substantially all of Seller’s interest in the Landfill Gas and Seller’s Collection System (“Seller Successor”). All covenants, terms, conditions, and provisions of this Agreement shall be binding upon the parties hereto and shall extend to and be binding upon the successors and permitted assigns of the parties hereto.

b. Whether or not consent is obtained, no delegation of obligations hereunder shall be effective unless the entity assuming the obligations agrees in writing to be bound by the terms and conditions hereof, and the obligations of the delegating party shall not be released without the prior written consent of the other party. Purchaser shall consent to the release of Seller in connection with any delegation to any Seller Successor provided that such person has creditworthiness equal to or better than Seller at the time of the delegation. Seller shall consent to the release of Purchaser in connection with any delegation to any approved successor to Purchaser provided that such person has creditworthiness equal to or better than Purchaser at the time of delegation.

c. Collateral Assignment. Notwithstanding Section 17.1 (a) above, upon the giving of written notice to the other party, either party may assign this Agreement to a Collateral Assignee pursuant to a form of collateral assignment reasonably acceptable to the non-assigning party. Any collateral assignment hereunder shall acknowledge the right, but not the obligation, of the Collateral Assignee or its permitted assignee under the collateral assignment to take all actions and exercise all rights of the assigning party in accordance with this Agreement, to have itself or its permitted assignee substituted for the assigning party under this Agreement, or to sell, assign, transfer or otherwise dispose of this Agreement to a permitted assignee; provided that, at a minimum, any subsequent sale, assignment, or transfer of this Agreement to any third party other than the Collateral Assignee shall be subject to the same limitations and restrictions on transfer and assignment as set forth in paragraph (a) above, and provided that no such sale, transfer or assignment shall be made unless all obligations of the assigning party hereunder are current or are brought current at the time of such sale, transfer or assignment. Notwithstanding anything in this Agreement to the contrary, neither party shall terminate this Agreement or any of its obligations hereunder as the result of any default of the other party under this Agreement until notice of such default is given by the party claiming the default to the Collateral Assignee and the expiration of any cure periods provided for in this Agreement, which cure periods shall begin to run from the time notice is given to the alleged defaulting party.

17.2 Master Agreement. This Agreement and the sale hereunder of Landfill Gas collected from the Landfill are not subject to the terms of the Master Agreement.

17.3 Notices and Payment. Any notice, request, demand, statement, or other communication provided for herein shall be in writing and, except as otherwise provided herein, such communications and any payments hereunder shall be sent to the parties hereto at the following addresses:

Purchaser:	TX LFG Energy, LP c/o Montauk Energy Attention: President 680 Andersen Drive, 5th Floor Pittsburgh, PA 15220 Phone: 412-747-8700 Fax: 412-921-2847

Seller:	Waste Management of Texas, Inc. Attention: Charles Rivette, Director 9821 Katy Freeway Suite 700 Houston, TX 77024 Phone: [***]

With copy to:	Waste Management of Texas, Inc. Attention: Legal Counsel 9708 Giles Road Austin, Texas 78754 Phone: [***]

Payment shall be sent to:	Waste Management of Texas, Inc. Attention: Gordon Spradley, District Manager 3623 Wilson Road Humble, Texas 77396 Phone: [***]

Such notices, etc. shall be deemed to have been given and received when either (i) personally delivered; (ii) upon receipt as evidenced by a United States Postal Service Receipt for Certified Mail; or (iii) or evidence of delivery by a private express mail service (e.g. Federal Express). Either party may change the address to which communications or payments are to be made by written notice to the other party as set forth above.

17.4 Integration. This Agreement is intended by the parties as the final expression of their agreement with respect to such subject matter, both written and oral, and supersedes all previous agreements. This Agreement may be modified only by a written amendment executed by both parties.

17.5 Waiver. A waiver by either Purchaser or Seller of any failure of the other party to perform any of its obligations under this Agreement shall not be construed as a waiver of any future or continuing failure or failures, whether similar or dissimilar thereto.

17.6 Confidentiality. Each party will, and will ensure that its members, partners, directors, officers, and employees and directors will, and will make reasonable efforts to ensure that its agents will, hold in confidence all information, documentation, data, or know-how identified to the other party as confidential (“Confidential Information”), and will not disclose to any third party or use Confidential Information or any part thereof other than in connection with the transaction or transactions contemplated by this Agreement without the other party’s prior written approval; provided, however, that Confidential Information may be disclosed (a) as required by law and (b) to legal counsel, consultants, and contractors employed in connection with this Agreement or the Facilities and whose duties reasonably require such disclosure, and to lenders and potential investors in or purchasers for the Facilities, provided that in each case with respect to disclosures pursuant to subsection (b), such Persons shall first have agreed not to disclose the relevant Confidential Information to any other Person for any purposes whatsoever, except as provided for under subsection (a). The foregoing restrictions shall not apply to any part of the Confidential Information that (i) is in the public domain other than by reason of a breach of this provision, or (ii) was in the rightful possession of the recipient at or prior to the time of the disclosure.

17.7 Choice of Law; Jurisdiction. This Agreement and any provisions contained herein shall be interpreted under the laws of the State of Texas without regard to principles of conflicts of law which would select another law; provided, however, that (a) the laws and case law related to the obligations of an owner or operator of natural gas mineral rights to develop such natural gas mineral rights for the benefit of purchasers and (b) any laws and case law related solely to the sale of natural gas and creating obligations on sellers thereof, in each case shall not apply to this Agreement so as to create any obligations for Seller hereunder not set forth in the terms hereof (the parties agreeing that the obligations of Seller with respect to the sale of Landfill Gas to Purchaser shall be limited exclusively to those obligations set forth herein). The parties agree that any disputes between the parties which arise hereunder shall be resolved in a court sitting in Harris County, City of Houston, Texas.

17.8 Inspection of Books and Records. Each party shall have the right to inspect the books and records of the other party to the extent necessary to verify the quantities of Biogas sold hereunder the Off-Take Revenue received by Purchaser or to verify the accuracy of any statement, change, notice, or computation made hereunder. Such inspection shall occur during business hours at each party’s place of business, subject to advance notice of at least three (3) Business Days.

17.9 Guarantee. Purchaser agrees that on or before the Effective Date it shall cause Montauk Holdings USA, LLC, to execute and deliver to Seller the Guarantee, in the form attached hereto as Exhibit 3, under which Montauk Holdings USA, LLC shall guarantee the performance and payment obligations of Purchaser under this Agreement. If Montauk Holdings USA, LLC ceases to be Purchaser’s parent, then Purchaser shall provide Seller with a Guarantee in the form attached hereto as Exhibit 3 issued by Purchaser’s parent no later than the date on which such entity becomes Purchaser’s parent.

IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date first written above.

SELLER:

WASTE MANAGEMENT OF TEXAS, INC.

By:	/s/ Dennis J. Smith
Name:	Dennis J. Smith
Title:	President

PURCHASER:

TX LEG ENERGY, LP
BY: MH Energy (GP), LLC, its general partner

By:	/s/ Martin L. Ryan
Name:	Martin L. Ryan
Title:	President

ATTACHMENT A-l – Description of Purchaser’s Facilities

ATTACHMENT A-2 – Description of Seller’s Collection System

ATTACHMENT B-l – Electric Generation Delivery Point

ATTACHMENT B-2 – High BTU Facility Delivery Point

ATTACHMENT C – Parameters for Engine Processable Landfill Gas

ATTACHMENT D – High BTU Royalty

Exhibit 1 - Form of Technician Daily and Weekly Report

Exhibit 2 - Purchaser High Btu Facility Permits

Exhibit 3 - Form of Montauk Guarantee of Performance and Payment

Exhibit 4 - Equipment and Instrumentation to be provided by Purchaser

Exhibit 5 - Landfill Gas Technician Reimbursement Calculation

Exhibit 6 - After Hour Work Protocol for Exempt and Non-Exempt Employee